CONTACTS:	Rodney C. Sacks	Roger S. Pondel
	Chairman and Chief Executive Officer	PondelWilkinson Inc.
	(951) 739-6200	(310) 279-5980

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

HANSEN NATURAL APPROVES SHARE REPURCHASE PLAN

Corona, CA -- November 14, 2005 -- Hansen Natural Corporation (NASDAQ:HANS) today announced that its Board of Directors has approved a share repurchase plan. Under terms of the plan, Hansen Natural Corporation is authorized to repurchase up to $50 million of its shares of Common Stock in the open market or otherwise from time to time as conditions warrant. As of October 31, 2005, Hansen Natural Corporation had 22,174,206 shares of Common Stock outstanding.

Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, E20 Energy Water®, functional drinks, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, lemonades and juice cocktails, apple juice, cider and juice blends, Blue Sky® brand carbonated beverages and Monster Energy™ brand, Lost™ Energy brand and Joker™ Energy brand energy drinks. Hansen can be found on the Web at www.hansens.com.

Certain statements made in this announcement may constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability. Management cautions that these statements are qualified by their terms/or important factors, many of which are outside of the control of the company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following: Changes in consumer preferences, changes in demand that are weather related, particularly in areas outside of California, competitive pricing pressures, changes in the price and/or availability of raw materials for the company’s products, the availability of production and/or suitable facilities, the marketing efforts of the distributors of the company’s products, most of which distribute products that are competitive with the products of the company, the introduction of new products, as well as unilateral decisions that may be made by grocery chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the company’s products that they are carrying at any time. Management further notes that the company’s plans and results may be affected by any change in the availability of the company’s credit facilities and the actions of its creditors.